Exhibit 10.1

JOINT VENTURE AGREEMENT

JOINT VENTURE AGREEMENT (this “Agreement”) dated as of May 31, 2023 (the “Effective Date”), by and between Nexalin Technology, Inc., a Nevada corporation (“Nexalin”), and Wider Come Limited, a company formed under the laws of the People’s Republic of China (“Wider”, and together with Nexalin, collectively, the “parties” and each, a “party”).

RECITALS:

WHEREAS, on September 21, 2018, Nexalin entered into an agreement with Wider for the purpose of marketing, selling and distributing A&D and AD&I devices in the applicable territories (the “Preliminary Agreement”).

WHEREAS, on May 22, 2019, Nexalin and Wider formally supplemented the Preliminary Agreement (the “Supplementary Agreement”), pursuant to which Wider was obligated to fund the Joint Venture (as hereinafter defined) with certain cash contributions. Within thirty days of such agreed-upon capital contributions by Wider, Nexalin was to issue 5% percent of its non-diluted common stock (subject to adjustment for a subsequent stock split) to the shareholders of Wider.

WHEREAS, the parties to the Supplementary Agreement subsequently determined not to proceed with the pain management scope of the Joint Venture, and terminated the Supplementary Agreement.

WHEREAS, on April 6, 2020, Nexalin entered into a three-year service agreement with Wider, pursuant to which Wider agreed to conduct clinical trials associated with the formation of the Joint Venture (the “Preliminary Services Agreement”). In connection with the Preliminary Services Agreement, Nexalin and certain designated shareholders of Wider entered into stock issuance agreements for the issuance of 450,000 shares of Nexalin common stock (subject to adjustment for a subsequent stock split) and Wider contributed USD $200,000 to the capital of Nexalin.

WHEREAS, under the Preliminary Services Agreement, Nexalin is obligated to issue an additional 300,000 shares of its common stock (prior to adjustment for a subsequent stock split) upon the completion by Wider of: (i) the fourth of four clinical trials satisfying the requirements set forth in the Preliminary Services Agreement and (ii) the submission of all four trial results for publication in international medical journals satisfactory to the Nexalin.

WHEREAS, the parties wish to enter into this Agreement to memorialize the precise nature of Nexalin’s obligations and Wider’s obligations as such obligations relate to the marketing, sale and distribution of Nexalin Products (as hereinafter defined) in the Territories (as hereinafter defined) and the undertaking of a clinical development program with respect to such Nexalin Products (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE 1

CERTAIN DEFINTIONS

Section 1.1. Certain Definitions: For purposes of this Agreement, the following terms shall have the following meanings:

“A&D” means Alzheimer’s and Dementia.

“A&D Distribution Agreement” means, collectively or individually as the context requires, one or more distribution agreements to be entered into between the JV and Nexalin at such time that the JV obtains all necessary Permits in any of the applicable Territories, pursuant to which Nexalin will provide to the JV with Nexalin A&D Products for the promotion, marketing, distribution and sale in any such applicable Territory.

“A&D Clinical Trials” means the clinical trials of Nexalin A&D Products for the treatment of A&D in the Territory to be sponsored by the JV.

“AD&I” means Anxiety, Depression and Insomnia.

“AD&I Distribution Agreement” means, collectively or individually as the context requires, one or more distribution agreements to be entered into between the JV and Nexalin at such time that the JV obtains all necessary Permits in any of the applicable Territories, pursuant to which Nexalin will provide the JV with Nexalin AD&I Products for the promotion, marketing, distribution and sale in any such applicable Territory.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, for purposes of this Agreement, (a) any Person which owns directly or indirectly 15% or more of the Equity Interests having ordinary voting power for the election of the board of directors or equivalent governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, and (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person.

“Americas” shall mean the United States, Canada, and Latin America.

“Commercialize” means, with respect to the New A&D Technology, to import, have imported, export, have exported, distribute, have distributed, sell, have sold, offer for sale, or have offered for sale, including to market, promote or otherwise exploit the New A&D Technology.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Distribution Agreements” means, the A&D Distribution Agreement(s), the AD&I Distribution Agreement(s) and the PM Distribution Agreement(s), collectively or individually as the context requires.

“Effective Date” means the date of this Agreement first set forth in the Preamble above.

“Equity Financing” means the sale or issuance by the JV on or after Effective Date, in a single transaction or series of related transactions, of Equity Interests to one or more investors for cash for financing purposes and in which the JV receives aggregate gross cash proceeds of $250,000 or more.

“Equity Interests” means any equity interest in the Company or an Affiliate of the Company.

“Fair Market Value” means the pro rata percentage price paid by investors for Equity Interests in the JV in the most recently-completed Equity Financing.

“Governmental Authority” means the government of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Joint Venture” or “JV” means a newly-established JV company to be formed by Wider under the laws of Hong Kong and to be owned 52%:48% (Wider:Nexalin).

“JV Documents” means, collectively, this Agreement, the Organizational Documents of the JV, the Distribution Agreements, the Services Agreements and any agreement executed and delivered by the JV and/or the Shareholders in connection with any of the foregoing or this Agreement.

“New A&D Technology” means medical devices, therapeutic products and/or related apparatuses and disposables for the treatment of A&D excluding any Nexalin A&D Product(s).

“Nexalin A&D Product(s)” means Nexalin’s current platform of medical devices, therapeutic products and related apparatuses and disposables for the treatment and prevention of A&D that utilize existing technology related to transcranial alternating current stimulation, including any A&D Device.

“Nexalin AD&I Product(s)” means Nexalin’s existing transcranial alternating current stimulation devices and related disposables for the treatment of AD&I.

“Nexalin PM Product(s)” means Nexalin’s existing medical devices and therapeutic products for the treatment of PM.

“Nexalin Products” means, collectively or individually as the context requires, the Nexalin A&D Products, the Nexalin AD&I Products and the Nexalin PM Products.

“NMPA Approval” shall mean the approval of the China National Medical Products Administration, formerly the China National Drug Administration, and local counterparts thereto, and any successor agency(ies) or regulatory authority thereto having substantially the same function in mainland China.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Patent Rights” means patents and patent applications, including all divisions, continuations, continuing prosecution applications, continuations in part, reissues, renewals, reexaminations, and extensions thereof and any counterparts claiming priority therefrom; utility models, design patents, patents of importation/confirmation, and certificates of invention and like statutory rights.

“Permit” means, collectively, all licenses, leases, powers, permits, franchises, certificates, authorizations, approvals and clearances issued by a Governmental Authority.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Restrictive Period” means the last day of the calendar year in which the third (3rd) anniversary of the Effective Date occurs.

“PM” means pain management.

“PM Clinical Trials” means the clinical trials of Nexalin PM Products for the treatment of PM in the Territory to be sponsored by the JV.

“PM Distribution Agreement” means, collectively or individually as the context requires, one or more distribution agreements to be entered into between the JV and Nexalin at such time that the JV obtains all necessary Permits in any of the applicable Territories, pursuant to which Nexalin will provide the JV with Nexalin PM Products for the promotion, marketing, distribution and sale in any such applicable Territory.

“Secondment” and “Second” means each assignment of any personnel to the JV from a Shareholder in accordance with the terms of this Agreement.

“Shareholders” shall mean each of Nexalin and Wider and/or any of their respective Affiliates designated by them to be the owner of record of the Equity Interests of the JV.

“Territory(ies)” means collectively or individually (i) in the context of Nexalin AD&I Products, China, Hong Kong, Taiwan Macau and such other countries and territories agreed by the parties from time to time, (ii) in the context of Nexalin A&D Products, worldwide excluding the Americas and (iii) in the context of Nexalin PM Products, worldwide excluding the Americas and Europe. The term “Territory”, collectively, means each such geographical area or nation designated as a distinct territory in the applicable Distribution Agreement(s) and, in the context of Permits, the geographical area for which a Governmental Authority has jurisdiction over any such Permits.

“Year 1 Budget” means a detailed, written budget for the costs, fees, expenses, disbursements and other payment obligations anticipated to be incurred in the performance of the activities of the JV for the first full twelve- (12-) month period beginning on the Effective Date, including but in no way to limited to, costs attributable to scientific, medical, technical and other employees, contractors and/or consultants to be engaged in performing, implementing and administrating the clinical studies for the A&D Products.

ARTICLE 2

SCOPE OF JOINT VENTURE

Section 2.1. Formation of Joint Venture. As soon as practical following the Effective Date, Wider shall establish the Joint Venture consistent with Hong Kong law. Wider will own Fifty Two (52%) percent of the Equity Interests in the Joint Venture and Nexalin will own Forty Eight (48%) percent of the Equity Interests in the Joint Venture.

Section 2.2. Funding of Joint Venture. No later than December 1, 2023, the parties will establish an initial multi-year capital plan for the JV (the “Initial Operating Budget”), which will, among other things, set out the JV’s anticipated capital needs for the A&D Clinical Trials and for the prosecution of all necessary regulatory Permits for the marketing, sale and distribution of Nexalin A&D Products in the applicable Territories. Within a commercially reasonable time following the execution of this Agreement, the parties shall work together in good faith to formulate and develop the Year 1 Budget. Notwithstanding anything elsewhere in this Agreement to the contrary, within ten (10) days of the parties’ agreement on the Year 1 Budget, Wider shall be required to contribute to the capital of the JV an amount equal to the Year 1 Budget. After the expiration of the twelve (12-)-month beginning on the Effective Date, the parties shall jointly fund the JV’s operating expenses going-forward in accordance with their pro rata, proportionate Equity Interests (i.e., the parties will share such funding obligation 48%:52% as between Nexalin:Wider)

Section 2.3. A&D Clinical Trials & Permits.

(a) Wider agrees to fund and execute the A&D Clinical Trials; it being understood and agreed that the JV will be the clinical trial sponsor of record. Wider also shall be responsible for the prosecution of any and all necessary Permits for the marketing, sale and distribution of Nexalin A&D Products in the applicable Territories; provided, however, that Nexalin shall reasonably cooperate with any and all such efforts including, without limitation, (i) the granting to the JV of a license to exploit the Nexalin A&D Products in connection with the prosecution of any Permits, and (ii) timely responding to document and/or information requests.

(b) The protocol of the A&D Clinical Trials must be jointly approved by Nexalin and Wider. The end results must be tailored by Nexalin’s marketing team to assure relevance to the commercial rollout in the Territories. The amount of patients enrolled must consider the drop off rate that will ensue given nature of the patient pool. The amount of sessions and timing of those sessions must be strictly adhered to in order to maximize success for the enrolled group. Time of completion of the study, statistical analysis and submission for publication will be the responsibility of Wider. Financing and management of the study by Wider are principal inducements for Nexalin entering the JV. A double or triple blind study will be required.

(c) Based on any invention patents obtained by A&D Clinical Trials, the JV shall have the right to register, authorize, produce and sell the intellectual property within the corresponding Territory governing A&D Products pursuant to this Agreement.

(d) Nexalin shall have a fully paid up and royalty free license in regards to any patents and related intellectual property created and owned by the JV for products, treatments, devices, inventions, patents, know-how and techniques not covered by this Agreement. For the avoidance of doubt, Wider approves and confirms that it and any Affiliate is not, and shall not be, entitled during the term of the Agreement, to any fees, payments, royalties or the like, from Nexalin or any of its Affiliates in connection with and with respect to the grant of the License to the Nexalin.

ARTICLE 3

OTHER AGREEMENTS

Section 3.1. Distribution Agreements.

(a) Under each Distribution Agreement, Nexalin will grant the JV a license to exploit the Nexalin Products solely in connection with the marketing, sale and distribution of the Nexalin Products in the applicable Territories. Nexalin further agrees that it will charge the JV a cost-plus price.

(b) Each AD&I Distribution Agreement will provide that the JV shall be the sole and exclusive distributor of Nexalin AD&I Products in the applicable Territories covered thereby; provided, however, that if the JV fails to meet certain minimum sales thresholds in any applicable Territory following the eighteen (18) month anniversary of the NMPA Approval, the JV would no longer retain such exclusivity in respect of such Territory and Nexalin would be permitted to develop and exploit new distributions partnerships (on an exclusive or non-exclusive basis) with third parties in any such Territory; it being understood and agreed that the AD&I Distribution Agreement will not have any minimum sales thresholds during the first eighteen (18) months of the term thereof.

(c) The A&D Distribution Agreement will provide that the JV shall be the sole and exclusive distributor of Nexalin A&D Products in the applicable Territories covered thereby; provided, however, that if the JV fails to meet certain minimum sales thresholds in any applicable Territory during any period specified in the A&D Distribution Agreement(s), the JV would no longer retain such exclusivity in respect of such Territory and Nexalin would be permitted to develop and exploit new distributions and/or partnerships (on an exclusive or nonexclusive basis) with third parties in any part or all of the Territory.

Section 3.2. Services Agreements.

The parties shall mutually determine, as part of the development of the initial Annual Plan (defined below), the personnel and other resources required by the JV including, but limited to, distributor services, clinical trial services, finance services (accounting, cash collections etc.) and IT services. Such resources may be provided to the JV by the Shareholders under the one or more services agreements to be entered into by the JV and such Shareholder (“Services Agreements”) or acquired directly by the JV, with cost implications as follows:

(a) Costs for resources directly engaged by the JV will be borne directly by the JV;

(b) Costs for discrete resources seconded from a Shareholder to the JV (e.g., a Nexalin brand manager seconded to the JV) will be re-charged from the Shareholder to the JV under the Services Agreement with such Shareholder; and

(c) Costs of the Shareholders managing their interest in the JV (e.g., attending board meetings) will be borne by the Shareholders and not recharged.

Section 3.3. Restrictive Covenants.

(a) Except as otherwise provided in this Agreement or any of the other JV Documents, Nexalin may not sell the Nexalin Products in the Territory other than through the JV and the JV may not sell the Nexalin Products outside of the Territory.

(b) Wider, either directly or indirectly through any Wider Affiliate, may not distribute, market or sell any other line of neurostimulators for the treatment of AD&I, A&D or PM and/or any other medical device or product of Nexalin whether or not related to AD&I, A&D or PM.

Section 3.4. A&D Device. Nexalin shall have the first right to design, produce and manufacture the Nexalin A&D Products for the treatment of A&D (the “A&D Device”); provided, however, that if Nexalin chooses not to exercise any such rights, it shall assign such rights to the JV. Notwithstanding the foregoing, if any new patented inventions for the treatment of A&D are developed in connection with any A&D Device, the JV shall be the record owner of any such invention described in such patent.

Section 3.5. New A&D Technology. The JV and/or its Shareholders and Affiliates thereof shall develop and apply for Patent Rights relating to the New A&D Technology. Nexalin agrees to convey, transfer, assign and quitclaim to the JV all of its right, title and interest in and to the Patent Rights for the New A&D Technology, and as part of the consideration in exchange thereof, Wider shall be responsible for and obligated to incur and reimburse the JV for all costs and expenses of the JV to maintain such Patent Rights.

Section 3.6. New A&D Technology Distribution Rights. Outside of the scope of the Territory applicable to Nexalin A&D Products, each of Nexalin and Wider shall the right, but shall not be obligated, to Commercialize New A&D Technology. Notwithstanding anything in this Agreement to the contrary, the JV shall grant a no-royalty license with respect to the Patent Rights to Nexalin and Wider for the Commercialization of the New A&D Technology outside of the Territory applicable to Nexalin A&D Products.

ARTICLE 4

GOVERNANCE

Section 4.1. Board of Directors.

(a) The JV will be managed by a Board of Directors (the “Board”) consisting of at least three (3) representatives. Wider will have the sole right and discretion to nominate and appoint all of the representatives to the Board.

(b) Nexalin shall be entitled to appoint one or more observers (each such observer, collectively, the “Observer”) to attend all meetings of the Board (either in person or remotely). The Board shall provide to the Observer any notices of Board meetings, as applicable, and a copy of all meeting current materials and notices substantially contemporaneously with the delivery of such notices and meeting materials to the other representatives of the Board. In furtherance of the foregoing, copies of the minutes of each meeting of the Board, along with copies of all papers considered by the Board at the meeting, shall be delivered to Nexalin within seven (7) calendar days of the meeting. The Observer shall not have any voting rights or count towards any quorum with respect to any action brought before the Board.

(c) The Board will meet in-person or via video conference on a relatively regular basis; provided that the Board may meet less frequently until such time that the A&D Clinical Trials have been completed and the JV obtains all necessary Permits for the marketing, sale and distribution of Nexalin Products in one or more Territories. A quorum for Board meetings will require a majority of the directors then in office. The Board may also act by written consent, approved by a majority of the directors.

(d) The Board will be responsible for setting and monitoring achievement of the strategic objectives of the JV and, at such time that the JV obtains all necessary Permits for the marketing, sale and distribution of Nexalin Products in any of the Territories, will delegate implementation of those objectives to a general manager.

Section 4.2. General Manager. At such time that the JV obtains all necessary Permits for the marketing, sale and distribution of Nexalin Products in any of the Territories, the Board will appoint a general manager of the JV who will have responsibility for the operations of the JV, selection of the JV’s management team, execution of the strategic/business plan and who will have authority for all matters which are not specifically reserved for the Board and not set forth in Reserved Matters.

Section 4.3. Reserved Matters – Nexalin and Wider Approval.

Certain matters (“Reserved Matters”) will require the approval and unanimous consent of Nexalin and Wider in their respective capacities as Shareholders of the JV. Reserved Matters will include the following:

(a) A&D Clinical Trial protocols and any amendments thereto.

(b) any merger, consolidation, conversion or reorganization of the JV or adoption of any plan or agreement to do any of the foregoing;

(c) any voluntary filing for bankruptcy or receivership;

(d) the creation of any subsidiary of the JV;

(e) any sale, lease, transfer, pledge or other disposition of all or substantially all of the properties or assets of the JV, other than sales, leases, transfers, pledges or other dispositions of assets in the ordinary course of business;

(f) any sale, lease, transfer or license relating to any intellectual property licensed from Nexalin, except in the ordinary course of business and as contemplated under this Agreement;

(g) the lending of money by the JV to, or the guarantee by the JV of any obligation of, any Person or the granting of any lien upon the JV’s assets;

(h) any material amendment to any Distribution Agreement and/or Services Agreement with Nexalin to the extent such amendment negatively and disproportionately affects any party’s economic interests or governance rights,

(i) any transaction with any Affiliate of Wider that is on terms and conditions less favorable than an arm’s length transaction;

(j) any investment in any joint venture or similar arrangement with, or equity issued by, a third party;

(k) any issuance of Equity Interests (or securities convertible into or exchangeable for equity securities); and

(m) the approval, payment, remittance and/or distribution of funds by or from the JV that shall be allocable to unbudgeted expenditures and expenses, including but not limited to all unbudgeted salaries and fee arrangements of the JV or any Affiliate with employees, professionals and/or contractors.

Section 4.4. Annual Planning. Following the completion of the A&D Clinical Trials and/or successful prosecution of necessary Permits for the marketing, sale and distribution of Nexalin A&D Products in the applicable Territories, the JV shall prepare, in consultation with the Shareholders, an annual plan (an “Annual Plan”) for marketing and distribution of the Nexalin A&D Products in any such Territory.

ARTICLE 5

DISTRIBUTIONS

Section 5.1. Distribution of Cash from Operations. The timing and amount of any distributions of cash from operations to be made shall be subject to the prior unanimous written consent of the Shareholders. Subject to the foregoing and there being available cash and reasonable required reserves as determined by the Shareholders, available cash from operations will be distributed to the Shareholders in accordance with their pro rata proportionate Equity Interest (48%:52%) percentages, respectively, as between Nexalin:Wider.

Section 5.2. Distributions Upon Termination and Liquidation. Upon any termination of the JV as described in the Section 7.1 below, the Board will first distribute all intangible assets to the Shareholders who initially contributed such assets and thereafter liquidate the tangible assets of the JV and apply and distribute the proceeds of such liquidation as follows:

(a) First, to the payment of the debts and liabilities of the JV, including debts owed to any Shareholder;

(b) Second, to the setting up of such reserves as Shareholders, pursuant to written unanimous consent, may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the JV; and

(c) Thereafter, to the Shareholders in accordance with their pro rata proportionate Equity Interest (48%:52%) percentages, respectively, as between Nexalin: Wider.

ARTICLE 6

TRANSFERABILITY

Section 6.1. General Restriction on Transferability.

Subject to Section 9.9 of this Agreement, no Shareholder will be allowed to transfer its ownership interest in the JV without the prior written consent of the other Shareholder; provided, that no such consent will be required for any transfers to an Affiliate of a Shareholder (a “Permitted Transfer”) or as part of any divestiture required by any court or other regulatory authority (a “Required Divestiture”). Notwithstanding anything herein to the contrary, in no event would Nexalin, Wider or the JV be obligated to partner with a proposed transferee who is wholly- or partially-owned, directly or indirectly, by a competitor of Nexalin or who does not pass Nexalin’s background and anti-bribery, and foreign corrupt practices act checks.

Section 6.2. Sale by a Shareholder of Equity Interests in the JV.

(a) In the event of a proposed sale of its Equity Interests in the JV by either Shareholder (the “Selling Shareholder”) as part of a Required Divestiture (which shall not include any Permitted Transfer), the Selling Shareholder must offer to sell its Equity Interests in the JV (an “Offer to Sell”) to the other Shareholder (the “Remaining Shareholder”) for a price equal to equal to the product of eighty (80%) percent of the Fair Market Value of such Equity Interests.

(b) If Wider is the Remaining Shareholder, then Nexalin must continue to provide the Nexalin Products under the Distribution Agreements for up to 7 years.

(c) If Nexalin is the Remaining Shareholder, then Wider must continue to provide the services under the Services Agreement for up to 7 years.

(d) Any third party purchaser of the Selling Shareholder’s interest will be bound by all of the terms of this Agreement in lieu of such Selling Shareholder.

ARTICLE 7

TERMINATION; EVENTS OF DEFAULT

Section 7.1. Termination of JV. Subject to Section 7.2, the JV may be terminated as follows:

(a) after the Restrictive Period by Nexalin;

(b) by the mutual written agreement of the Shareholders;

(c) by Wider upon one year’s advance written notice to Nexalin; or

(d) upon the entry of a decree of judicial dissolution or as otherwise required under applicable law.

Section 7.2. Extension Periods. If neither Shareholder timely provides a termination notice, the JV shall automatically renew for an additional six- (6-) month period beginning at the end of the Restrictive Period (each such period, an “Extension Period”). All other Extension Period(s) commencing after the expiration of the initial Extension Period set forth in the immediately preceding clause shall continue every five- (5-) years until one Shareholder provides a termination notice.

Section 7.3. Events of Default. The following events (and such other events as may be mutually agreed upon by the Shareholders under any other JV Documents) will constitute an “Event of Default”:

(a) a breach by a Shareholder of any material provision of this Agreement, any Distribution Agreement or any Services Agreement;

(b) any act or omission by a Shareholder that constitutes fraud, willful misconduct or gross negligence related to the operation of the JV or the willful misapplication or misappropriation of the JV’s funds;

(c) the bankruptcy of a Shareholder;

(d) a Shareholder (or Affiliate thereof) becoming convicted of a criminal indictment which has had or would reasonably be expected to have, directly or indirectly, a material adverse effect on the business, condition or results of operations of such Shareholder.

Section 7.4. Rights Upon Event of Default. Upon the occurrence of an Event of Default with respect to a Shareholder (a “Defaulting Shareholder”), the other Shareholder (the “Non-Defaulting Shareholder”) will have the right to purchase or to require that the JV purchase the Equity Interests of the Defaulting Shareholder in an amount equal to the product of eighty (80%) percent of the Fair Market Value of such Equity Interests of the Defaulting Shareholder.

ARTICLE 8

CONFIDENTIAL INFORMATION

Section 8.1. Definition. By virtue of this Agreement and the other JV Documents, each party may have access to information that is confidential to the other party or to the JV (“Confidential Information”). Confidential Information shall include the intellectual property of a party and its technical information, client lists, business plans, organization policies, software, in both source code and object code forms, concepts, design architectures, specifications, processes, techniques, algorithms, know-how, source materials, training materials, maintenance information and materials, and other information that is labeled or otherwise designated as confidential or that by its nature would reasonably be expected to be kept confidential.

Section 8.2. Nondisclosure. The parties agree that, for the period beginning on the Effective Date and expiring on the tenth (10th) anniversary of the termination date of this Agreement, to hold each other’s (and the JV’s) Confidential Information in strict confidence. The parties agree not to make each other’s Confidential Information available in any form to any third party or to use each other’s Confidential Information for any purpose other than the implementation of this Agreement and/or in connection with such party’s performance of its obligations and/or enjoyment of its rights under this Agreement. Each party agrees to use the same degree of care that it uses to protect its own confidential information of a similar nature and value, but in no event less than a reasonable standard of care, to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the provisions of this Agreement. The parties represent that each has, with each of its employees who may have access to any Confidential Information, an appropriate agreement sufficient to enable it to comply with all of the terms of this Section.

ARTICLE 9

MISCELLANEOUS PROVISIONS

Section 9.1. Amendments. The Agreement may only be amended or waived by an instrument in writing signed by the party to be charged.

Section 9.2. Governing Law. This Agreement and all other Organizational Documents of the JV shall be governed by, and construed in accordance with, the internal laws of Hong Kong without regard to conflicts of laws principles. The Distribution Agreements will be governed by New York law without regard to conflicts of laws principles. Disputes among the parties with respect to the JV will be subject to the exclusive jurisdiction of Hong Kong courts.

Section 9.3. Notices. All written communications hereunder shall in writing and shall be mailed, emailed or delivered to the respective addresses specified on the signature pages hereto, or as to each party, to such other address as shall be designated by such party in a written notice to the other party. Written communications shall be effective upon receipt unless such communication is mailed in which case it shall be effective three Business Days after deposit in first class mail.

Section 9.4. Costs and Expenses. All costs and expenses (including legal expenses) incurred by either party in connection with the formation of the JV and/or the negotiation of this Agreement or any of the other JV Documents will be borne by such party.

Section 9.5. Rights of Access. Each Shareholder will have the right to reasonably inspect the books and records of the JV.

Section 9.6. JV Documents. All JV Documents (other than this Agreement) shall be drafted in both English and Chinese.

Section 9.7. Severability of Provisions. If one or more of the provisions of this Agreement shall be for any reason whatever held invalid, such provisions shall be deemed severable from the remaining covenants and provisions of this Agreement, and shall in no way affect the validity or enforceability of such remaining provisions, the rights of any parties hereto. To the extent permitted by law, the parties hereto waive any provision of law which renders any provision of this Agreement prohibited or unenforceable in any respect.

Section 9.8. Binding Effect. All provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

Section 9.9. Assignment. Neither this Agreement nor any of the rights, interest or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, (i) Nexalin may assign this Agreement in whole to an Affiliate of Nexalin or to a successor of Nexalin in the event of a sale of its business, a merger, an acquisition or another change in control of Nexalin, and (ii) Wider may assign this Agreement in whole to an Affiliate of Wider or to a successor of Wider in the event of a sale of its business, a merger, an acquisition or another change in control of Wider, provided that Wider shall not assign this Agreement without the prior written consent of Nexalin to any entity that, in Nexalin’s reasonable judgment, is not financially or otherwise capable of performing Wider obligations hereunder. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 9.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Each of the parties hereto respectively agrees that faxed or electronically transmitted copies of the signature pages of this Agreement, whether sent to any other party hereto or to such other party’s respective counsel, shall be deemed definitively executed and delivered, and with the same force and effect as if manually signed and delivered, and for all purposes whatsoever.

Section 9.11. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including the Organizational Documents of any Person, this Agreement shall govern as among the parties hereto. Each of the parties hereto shall exercise all voting and other rights and powers available to it so as to give effect to the provisions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, Nexalin and Wider have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date and year first above written.

WIDER COME LIMITED

By:	/s/ Zhu Yun
Name:	Zhu Yun
Title:	President

Address for Notices:

Attn:
Tel:
Email:

NEXALIN TECHNOLOGY, INC.

By:	/s/ Mark White
Name:	Mark White
Title:	CEO

Address for Notices:

Nexalin Technology, Inc.

1776 Yorktown, Suite 550

Houston, TX 77056

Attn: Mark White, President and CEO

Email: Mark@nexalin-usa.com

Tel.: (281) 830-8900

Joint Venture Agreement Signature Page